Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our audit report, dated February 24, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, and our report on supplemental information, dated February 24, 2021, with respect to the senior securities table of SLR Investment Corp. (formerly, Solar Capital Ltd.), in each case, incorporated by reference in the registration statement. We also consent to the references to our firm under the headings, “Financial Highlights,” “Experts,” and “Independent Registered Public Accounting Firm” in the registration statement.

/s/ KPMG LLP

New York, New York

January 31, 2022